Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,551,839,708.78	0.0001381	$ 352,409.06
Fees Previously Paid
	Total Transaction Valuation:	$ 2,551,839,708.78
	Total Fees Due for Filing:			$ 352,409.06
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 352,409.06
Offering Note
[1]	(1) As of June 18, 2026, the maximum number of shares of common stock, par value $0.10 per share, of LiveRamp Holdings, Inc. ("Common Stock") to which this transaction applies is estimated to be 66,299,947, which consists of: (a) 60,786,315 issued and outstanding shares of Common Stock, each entitled to receive the per share merger consideration of $38.50; (b) 73,800 shares of Common Stock underlying stock options to be converted into restricted cash awards in an amount equal to the number of shares of Common Stock subject to such option multiplied by the excess of the per share merger consideration over the applicable exercise price; (c) 3,803,554 shares of Common Stock underlying time-vesting restricted stock unit awards that are outstanding or expected to be granted as permitted under the Agreement and Plan of Merger, by and among MMS USA Holdings, Inc., Covey Merger Sub, Inc., LiveRamp Holdings, Inc. and solely for the purposes of Section 10.14, Publicis Groupe S.A. ("RSU Awards") to be converted into restricted cash awards in an amount equal to the number of shares of Common Stock subject to such RSU Awards multiplied by the per share merger consideration; (d) 769,109 shares of Common Stock underlying Rule of 40 performance-vesting restricted stock unit awards granted on or prior to December 31, 2025 ("Rule of 40 PSU Awards") to be converted into restricted cash awards in an amount equal to the number of shares of Common Stock subject to such Rule of 40 PSU Awards multiplied by the per share merger consideration, for which performance goals are being deemed achieved at 128% (in the case of fiscal year 2025 grants) or 139% (in the case of fiscal year 2026 grants) of the target level of performance for both completed and incomplete performance periods; (e) 522,046 shares of Common Stock underlying all other performance-vesting restricted stock unit awards granted on or prior to December 31, 2025 (the "Pre-2026 PSU Awards"), to be converted into restricted cash awards in an amount equal to the number of shares of Common Stock subject to such Pre-2026 PSU Awards multiplied by the per share merger consideration, for which performance goals will be based on (I) actual performance for completed performance periods and (II) the greater of the target level and the actual level of performance through the effective time of the merger for incomplete performance periods, but for purposes hereof have been calculated assuming the achievement of performance criteria at maximum levels; and (f) 345,123 shares of Common Stock underlying all other performance-vesting restricted stock unit awards granted after December 31, 2025 (the "2026 PSU Awards"), to be converted into restricted cash awards in an amount equal to the number of shares of Common Stock subject to such 2026 PSU Awards multiplied by the per share merger consideration, for which performance goals are being deemed achieved at the target level of performance. (2) Estimated solely for the purposes of calculating the filing fee, as of June 18, 2026, the underlying value of the transaction was calculated pursuant to Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as the sum of: (a) the product of 60,786,315 issued and outstanding shares of Common Stock and the per share merger consideration of $38.50; (b) the product of 73,800 shares of Common Stock underlying stock options and $28.90, which is the difference between the per share merger consideration of $38.50 and such stock options' weighted average exercise price of $9.5971; (c) the product of 3,803,554 shares of Common Stock underlying RSU Awards and the per share merger consideration of $38.50; (d) the product of 769,109 shares of Common Stock underlying the Rule of 40 PSU Awards and the per share merger consideration of $38.50; (e) the product of 522,046 shares of Common Stock underlying the Pre-2026 PSU Awards and the per share merger consideration of $38.50; and (f) the product of 345,123 shares of Common Stock underlying the 2026 PSU Awards and the per share merger consideration of $38.50. (3) In accordance with Section 14(g) of the Exchange Act and Rule 0-11(c)(1) thereunder, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (2) by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources